Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-114638) of Cal-Maine Foods, Inc. and related Prospectus, the Registration Statement (Form S-8 No. 333-20169) pertaining to the Cal-Maine Foods. Inc. 1993 Stock Option Plan, and the Registration Statement (Form S-8 No. 333-29940) pertaining to the Cal-Maine Foods, Inc. 1999 Stock Option Plan of our report dated July 8, 2004, with respect to the consolidated financial statements and schedule of Cal-Maine Foods, Inc. included in this Annual Report (Form 10-K) for the year ended May 29, 2004.

By:	/s/ Ernst & Young LLP

New Orleans, Louisiana
August 10, 2004